Exhibit 99.1

BioSig Adds To Its Clinical Footprint In Texas

The Company’s signal processing technology for arrhythmia care is being installed in a highly ranked hospital in Dallas

Westport, CT, November 10, 2021 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (Nasdaq: BSGM) ("BioSig" or the "Company"), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that it is installing a PURE EP™ System for an evaluation at the HCA Healthcare-operated Medical City Heart Hospital in Dallas, TX. This is the Company’s 17th installation and its fifth in Texas, the state with some of the most extensive clinical programs focused on arrhythmia care in the country.

Opened in 2019, Medical City Heart Hospital, a cardiovascular department of Medical City Dallas Hospital, provides the most comprehensive heart and vascular treatment in the Southwest. As a part of Medical City Healthcare, the facility offers highly specialized advanced cardiovascular care, including leading-edge treatments and technology, ground-breaking clinical trials, and seamless access to the entire network of Medical City Healthcare hospitals and specialists.

“Heart disease and stroke remain at the top of leading causes of disability in Texas1, and we are committed to working with more physicians in this state as they strive to reduce the societal burden caused by heart disease. Medical City Heart provides specialized care for all types of cardiac rhythm disorders, and we are looking forward to contributing our technological and clinical know-how in this new collaboration,” commented Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc.

To date, over 71 physicians have completed over 1600 patient cases with the PURE EP™ System. The Company is in a focused commercial launch of the PURE EP™ System in the Northeast, Texas, and Florida. The technology is regularly used in some of Texas’s highest-ranked hospitals, including St. David’s Medical Center, Houston Methodist Hospital, and Medical City North Hills.

Clinical data acquired by the PURE EP™ System in a multi-center study at Texas Cardiac Arrhythmia Institute at St. David’s Medical Center, Mayo Clinic Jacksonville and Massachusetts General Hospital was recently published in the Journal of Cardiovascular Electrophysiology and is available electronically with open access via the Wiley Online Library. Study results showed 93% consensus across the blinded reviewers with a 75% overall improvement in intracardiac signal quality and confidence in interpreting PURE EP™ signals over conventional sources.

About 2,300 Americans die from heart disease each day – an average of one death every 38 seconds2. In 2016, 1.6 million Texas adults reported that they had been diagnosed with heart disease or stroke3. There were 336,462 hospitalizations of adult Texans related to heart disease in 2016, at an age-adjusted rate of 124.0 per 10,000 adults4. The direct and indirect costs of heart disease and stroke in the U.S. are estimated to be $329.7 billion, and the cost is projected to increase to $749 billion by 20355.

1  Prevalence of Heart Disease Among Adults, by Demographic Characteristics, Risk Factors / Comorbid Conditions, and Place of Residence, Texas 2018; Chronic Disease Epidemiology Branch, Texas Department of State Health Services.

2  Heart disease and stroke statistics – 2018 update: a report from the American Heart Association

3  Texas Behavioral Risk Factor Surveillance System Public Use Data File, 2016, Center for Health Statistics, Texas Department of State Health Services

4  Texas Hospital Inpatient Discharge Public Use Data, Texas Health Care Information Collection, 2016, Center for Health Statistics, Texas Department of State Health Services

5  Heart disease and stroke statistics – 2018 update: a report from the American Heart Association

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133